UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
Current Report
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

December 31, 2014
(Date of earliest event reported)

GRIFFIN LAND & NURSERIES, INC.
(Exact name of registrant as specified in charter)

Delaware	06-0868496
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification Number)

Commission File Number	1-12879

One Rockefeller Plaza, New York, New York	10020
(Address of principal executive offices)	(Zip Code)

Registrant’s Telephone Number including Area Code	(212) 218-7910

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2 (b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement

The information set forth in Item 2.03 below regarding new financial obligations is incorporated by reference into this Item 1.01.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

On December 31, 2014, a subsidiary of Griffin Land, LLC, the real estate business of Griffin Land & Nurseries, Inc. (“Griffin” or “Registrant”), closed on a $21.6 million nonrecourse mortgage loan (the “Mortgage Loan”) with First Niagara Bank (“First Niagara”). The Mortgage Loan is collateralized by two industrial buildings aggregating approximately 531,000 square feet in the Lehigh Valley of Pennsylvania. These two facilities, developed by Griffin Land on a parcel of undeveloped land acquired in 2010, are the Lehigh Valley Tradeport. One of the Lehigh Valley Tradeport buildings had a nonrecourse mortgage loan with First Niagara with a balance of approximately $8.9 million that was refinanced into the Mortgage Loan. The Mortgage Loan has a variable interest rate, but Griffin Land has entered into an interest rate swap agreement with First Niagara, that combined with an existing interest rate swap agreement, will fix the rate of the Mortgage Loan at 4.43% over the Mortgage Loan’s ten-year term. Payments on the Mortgage Loan are based on a twenty-five year amortization period.

At closing, Griffin Land received cash proceeds (before financing costs) of approximately $10.9 million from the Mortgage Loan. The cash proceeds are net of the current principal of the refinanced loan and $1.85 million to be advanced when, and if, a portion of the vacant space in the most recently developed Lehigh Valley Tradeport building is leased. A five-year lease for approximately 201,000 square feet of the approximately 303,000 square feet in that building was signed in the 2014 fourth quarter. The other Lehigh Valley Tradeport warehouse building is fully leased.

Item 7.01.	Regulation FD Disclosure

A copy of Griffin’s January 5, 2015 press release announcing the completion of the Mortgage Loan is attached as Exhibit 99.1.

Item 9.01.	Financial Statements and Exhibits

Exhibit 99.1:  Registrant’s January 5, 2015 Press Release (attached hereto).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GRIFFIN LAND & NURSERIES, INC.

	By:	/s/ Anthony J. Galici
Anthony J. Galici
Vice President, Chief Financial Officer
and Secretary
Dated: January 5, 2015